Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Signet Jewelers Limited Employee Benefits Committee

Signet Jewelers Limited US Employee Stock Savings Plan and Signet Group plc Employee Stock Savings Plan:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-09634 and 333-153435) on Form S-8 of Signet Jewelers Limited of our report dated July 28, 2009, with respect to the combined Statements of Changes in Plan Equity of the Signet Jewelers Limited US Employee Stock Savings Plan and Signet Group plc Employee Stock Savings Plan for the year ended April 30, 2009, which appears in the Annual Report on Form 11-K of Signet Jewelers Limited US Stock Savings Plan and the Signet Group plc Employee Stock Savings Plan for the year ended April 30, 2011.

/S/ KPMG LLP
KPMG LLP Cleveland, Ohio July 12, 2011